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                                                                   EXHIBIT 23.01

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-13995, 33-72438, 333-06025, 333-88683 and
333-115470) pertaining to the Nashua Corporation 1987 Stock Option Plan, Nashua Corporation Employees' Savings Plan, Nashua Corporation Amended 1996 Stock Incentive Plan, the Nashua Corporation 1999 Shareholder Value Plan of our report dated February 4, 2005 and the Nashua Corporation 2004 Value Creation Incentive Plan, with respect to the consolidated financial statements and schedule of Nashua Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

Manchester, New Hampshire                     /s/ ERNST & YOUNG LLP
                                              ---------------------------------
March 14, 2005